REAL ESTATE PURCHASE AND SALE AGREEMENT

     THIS AGREEMENT is made as of the 30th day of June, 1997 by and between DECADE PROPERTIES, INC. (hereinafter the "Seller") and CHARTHOUSE SUITES VACATION OWNERSHIP, INC. (hereinafter the
"Buyer").

     1. Property. The Seller agrees to sell to the Buyer, and the Buyer agrees to purchase from the Seller, the Seller's interest in the real estate known as 850 Bayway Boulevard, Clearwater Beach, Florida legally described on attached Exhibit A, together with all rights and appurtenances pertaining to such real property including any and all right, title and interest of the Seller in and to adjacent roads, alleys, easements, streets and ways; riparian rights; all improvements, structures and fixtures placed, constructed or installed including the boat slips and improvements; and all mechanical systems and related equipment attached to the improvements including electrical, plumbing, heating, air conditioning and ventilation systems (hereinafter the "Property").

     2. Purchase Price. The Purchase Price for the Property shall be One Million Seven Hundred Fifteen Thousand Five Hundred and No/100 Dollars ($1,715,500.00) payable at closing by execution of a Note in the form attached on Exhibit C secured by a Mortgage on the Property in the form of attached Exhibit D.

     3. Marina. It is understood and agreed that the Property to be conveyed by the Seller to the Buyer hereunder includes all of the Seller's interest in and to the marina being operated by the Seller at the Property including all of the boat slips and improvements constructed thereon and the boat slip leases. The Seller shall assign to the Buyer the Seller's interest in any Submerged Land Lease relating to same and any Boat Slip Leases and the Buyer shall assume the obligations of the Seller thereunder and indemnify and hold harmless the Seller from any and all liability thereunder arising from and after the closing.

     4. "AS IS". It is understood and agreed that the Seller is not making any and has not at any time made any warranties or representations of any kind or character, expressed or implied, with respect to the Property, including but not limited to, any warranties or representations as to habitability, merchantability, fitness for a particular purpose, title, zoning, tax consequences, latent or patent physical or environmental conditions, utilities, operating history, valuations, governmental approvals or the compliance of the Property with governmental laws. The Buyer acknowledges and agrees that upon closing the Seller shall sell and convey to the Buyer and the Buyer shall accept the Property "AS IS, WHERE IS, WITH ALL FAULTS." Upon closing, the Buyer shall assume the risk that adverse matters, including but not limited to, construction defects and adverse physical and environmental conditions, may have not been revealed by the Buyer's investigations and the Buyer, upon closing, shall be deemed to have waived, relinquished and released the Seller from and against any and all claims, demands, causes of action (including causes of action in tort), losses, damages, liabilities, costs and expenses (including attorneys' fees and court costs) of any and every kind or character, known or unknown, which the Buyer might have asserted or alleged against the Seller at any time by reason of or arising out of any latent or patent construction defects or physical conditions, violations of any applicable laws (including, without limitation, any environmental laws) and any and all other acts, omissions, events, circumstances or matters regarding the Property. The Buyer agrees that should any cleanup, remediation or removal of hazardous substances or other environmental conditions on the Property be required after the date of closing, the Buyer shall make no claim or demand against the Seller to provide or pay for all or any part of such cleanup, removal, or remediation.

     5.   Title Insurance.  If the Buyer desires a Title
Insurance Policy to insure the interest in the Property to be acquired by the Buyer hereunder, then the Buyer shall obtain such title insurance at the Buyer's sole expense.

     6. Closing. This transaction is to be closed as of June 30, 1997. On the date of closing, the Seller shall deposit with the Escrow Agent a properly executed, witnessed and acknowledged Quit-Claim Deed for the Property and a signed DR-219 Form to be held by Quarles & Brady as the Escrow Agent pursuant to an Escrow Agreement, the form of which is attached hereto as Exhibit B.
The Buyer deposit with Quarles & Brady as Escrow Agent the properly executed, witnessed and acknowledged (where required) Note and Mortgage in the form of attached Exhibits C and B. Notwithstanding that the closing shall occur as of June 30, 1997, in the event that at least 76 Charthouse Suites Interests as more particularly described in that certain Prospectus dated ________________ are not sold on or before June 29, 1998, said sale shall be rescinded and both parties shall be put in the same position they would have been if the sale had not occurred. The Buyer shall pay any costs necessary in order to accomplish said recision.

     7. Closing Costs. The Buyer shall pay for the cost of documentary stamp taxes due on the Quit-Claim Deed, any premium for Title Insurance which may be obtained by the Buyer and any Survey which may be obtained by the Buyer.

     8. Closing Prorations. All rents, water and sewer use charges, real estate taxes and service contract charges shall be prorated between the parties as of the date of closing. Accrued income and expense, including taxes, for the day of closing shall accrue to the Seller. Real estate taxes shall be prorated based on the net general real estate taxes for the current year with the greatest discount, if known, otherwise on the net general real estate taxes for the preceding year with the greatest discount. The Seller shall pay any installments of special assessments which may be due with respect to the Property prior to closing, and the Buyer shall be responsible for all other special assessments.

     9. Conveyance. The Property shall be conveyed by the Seller to the Buyer by Quit-Claim Deed.

     10. No Assignment. The Buyer shall not be permitted to assign its rights in this Agreement without the prior written consent of the Seller.

     11. FIRPTA Compliance. At closing, the Seller shall provide the Buyer with a "nonforeign certificate" stating that the Seller is not a foreign person and setting forth the Seller's taxpayer identification number in order to comply with IRC
Section 1445.

     12. Further Actions. The parties hereto agree to do, execute, acknowledge, and deliver and cause to be done, executed and delivered all such further acts, assignments and transfers as shall be reasonably required of them to carry out this Agreement and give effect to its provisions.

     13. Radon Gas. Radon is a naturally occurring radioactive gas that when it has accumulated in a building in sufficient quantity, may present health risks to persons who are exposed to it over time. Levels of Radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding Radon and Radon testing may be obtained from your county public health unit.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the date first above written.

SELLER:
DECADE PROPERTIES, INC.


By:________________________________


BUYER:
CHARTHOUSE SUITES VACATION OWNERSHIP, INC.

By:________________________________